The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these warrants, and it is not soliciting an offer to buy these warrants in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated October 6, 2017.

Preliminary Pricing Supplement No. W42 To Product Supplement No. W-I dated June 30, 2017, Prospectus Supplement dated June 30, 2017 and Prospectus dated June 30, 2017	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02 October 6, 2017

Structured Investments	Credit Suisse 54 Week Call Warrants Expiring October 24, 2018 Linked to the Performance of an Equally Weighted Basket Consisting of 11 Stocks

•	The warrants are designed for investors who seek a leveraged return at expiration based on the performance of an equally weighted basket consisting of 11 stocks. Investors should be willing to forgo interest and dividend payments and (i) if the Final Basket Level is greater than the Initial Basket Level by less than 8.25% (to be determined on the Trade Date), be willing to lose some of their investment or (ii) if the Final Basket Level is equal to or less than the Initial Basket Level, be willing to lose all of their investment.

•	Unsecured contractual obligations of Credit Suisse AG, acting through its Nassau branch, expiring October 24, 2018. The warrants will rank pari passu with all of our other unsecured contractual obligations and our unsecured and unsubordinated debt obligations. Any payment at expiration is subject to our ability to pay our obligations as they become due.

•	You do not have the right to exercise your warrants prior to expiration. The warrants are risky investments and may expire worthless.

•	You must have an options-approved account in order to purchase the warrants. The warrants involve a high degree of risk and are not appropriate for every investor. You must be able to understand and bear the risk of an investment in the warrants, and you should be experienced with respect to options and option transactions.

•	The initial offering price of each warrant, which we also refer to as the Issue Price, is expected to be $82.50 (to be determined on the Trade Date).

•	The minimum initial investment is $10,065, resulting in a minimum initial purchase of 122 warrants (to be determined on the Trade Date).

•	The warrants are expected to price on or about October 6, 2017 (the “Trade Date”) and are expected to settle on or about October 12, 2017 (the “Settlement Date”). Delivery of the warrants in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau branch
Basket:	The warrants are linked to the performance of an equally weighted basket consisting of 11 stocks (each, a “Basket Component” and together, the “Basket Components”). We refer to the issuer of each Basket Component as a “Reference Share Issuer” and the issuers collectively as the “Reference Share Issuers.” For more information on the Basket Components, see “The Basket Components” herein. Each Basket Component is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Component Weighting:

Basket Component	Ticker	Initial Level	Component Weighting
Common stock of United Rentals, Inc.	URI UN <Equity>		1/11
Common stock of Southwest Airlines Co.	LUV UN <Equity>		1/11
Common stock of The Home Depot, Inc.	HD UN <Equity>		1/11
Common stock of The Walt Disney Company	DIS UN <Equity>		1/11
Common stock of Costco Wholesale Corporation	COST UQ <Equity>		1/11
Common shares of AT&T Inc.	T UN <Equity>		1/11
Common stock of Comerica Incorporated	CMA UN <Equity>		1/11
Common stock of Starbucks Corporation	SBUX UW <Equity>		1/11
Common stock of Bank of America Corporation	BAC UN <Equity>		1/11
Common stock of Honeywell International Inc.	HON UN <Equity>		1/11
Common stock of Pioneer Natural Resources Company	PXD UN <Equity>		1/11

Issue Price:	Expected to be $82.50 per warrant (equal to 8.25% of the Notional Amount, to be determined on the Trade Date)
Notional Amount:	$1,000 per warrant.
Listing:	The warrants will not be listed on any securities exchange.
CUSIP:	22547V121

(“Key Terms” continued on next page)

Investing in the warrants involves a number of risks. See “Selected Risk Considerations” beginning on page 4 of this pricing supplement and “Risk Factors” beginning on page PS-4 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the warrants or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per warrant	$82.50	$	$
Total	$	$	$

(1) J.P. Morgan Securities LLC, which we refer to as JPMS, and JPMorgan Chase Bank, N.A. will act as placement agents for the warrants. We or one of our affiliates will pay discounts and commissions of $3.30 per warrant to the placement agents. For more detailed information, please see the “Supplemental Plan of Distribution” on the last page of this pricing supplement.
Credit Suisse currently estimates the value of each warrant on the Trade Date will be between $60 and $85 (as determined by reference to our valuation models). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The warrants are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

J.P. Morgan

Placement Agent

October , 2017

(continued from previous page)

Payment at Expiration:	On the Expiration Date, the warrants will be exercised automatically and you will receive a cash payment equal to the Cash Settlement Value. Any payment at expiration is subject to our ability to pay our obligations as they become due.
Cash Settlement Value:	With respect to each warrant you hold, the Cash Settlement Value at expiration will equal:
• If the Final Basket Level is greater than the Initial Basket Level, an amount calculated as follows:
Notional Amount × Basket Return
• If the Final Basket Level is equal to or less than the Initial Basket Level, $0.
If the Final Basket Level is equal to or less than the Initial Basket Level, the warrants will expire worthless. In that case, you will lose your entire investment. In addition, if the Final Basket Level is greater than the Initial Basket Level but by less than 8.25% (to be determined on the Trade Date), you will lose a portion of your initial investment.
Basket Return:	The performance of the Basket from the Initial Basket Level to the Final Basket Level, calculated as follows:
Final Basket Level – Initial Basket Level
Initial Basket Level
Initial Basket Level:	Set equal to 100 on the Trade Date.
Final Basket Level:	The arithmetic average of the level of the Basket on each of the five Valuation Dates. The level of the Basket on any Valuation Date will depend on the Component Return for each Basket Component on such Valuation Date as adjusted by the Component Weighting for each Basket Component, calculated as follows:
100 × [1 + (URI Return × 1/11) + (LUV Return × 1/11) + (HD Return × 1/11) + (DIS Return × 1/11) + (COST Return × 1/11) + (T Return × 1/11) + (CMA Return × 1/11) + (SBUX Return × 1/11) + (BAC Return × 1/11) + (HON Return × 1/11) + (PXD Return × 1/11)]
The “URI Return,” “LUV Return,” “HD Return,” “DIS Return,” “COST Return,” “T Return,” “CMA Return,” “SBUX Return,” “BAC Return,” “HON Return” and “PXD Return” are the respective Component Returns for each Basket Component on the applicable Valuation Date.
Component Return:	With respect to each Basket Component, on any Valuation Date the Component Return will be calculated as follows:
Final Level – Initial Level
Initial Level
Initial Level:	For each Basket Component, the closing level of such Basket Component on the Trade Date. In the event that the closing level for any Basket Component is not available on the Trade Date, the Initial Level for such Basket Component will be determined on the immediately following trading day on which a closing level for such Basket Component is available.
Final Level:	For each Basket Component on any Valuation Date, the closing level of such Basket Component on such Valuation Date.
Valuation Dates:	October 15, 2018, October 16, 2018, October 17, 2018, October 18, 2018 and October 19, 2018 (each a “Valuation Date” and October 19, 2018, the “Final Valuation Date”), subject to postponement as set forth in any accompanying product supplement under “Description of the Warrants—Postponement of valuation dates” or if any Valuation Date is postponed because it is not a trading day.
Expiration Date:	October 24, 2018, subject to postponement as set forth in any accompanying product supplement under “Description of the Warrants—Postponement of valuation dates,” if the Expiration Date is not a business day or if the Final Valuation Date is postponed for any reason.

You may revoke your offer to purchase the warrants at any time prior to the time at which we accept such offer on the date the warrants are priced. We reserve the right to change the terms of, or reject any offer to purchase the warrants prior to their issuance. In the event of any changes to the terms of the warrants, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Warrants

You should read this pricing supplement together with the product supplement dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Warrants of which these warrants are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. W-I dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000095010317006319/dp77786_424b2-wi.htm

•	Prospectus Supplement and Prospectus dated June 30, 2017:

https://www.sec.gov/Archives/edgar/data/1053092/000095010317006341/dp77915_424b2-psw1.htm

In the event the terms of the warrants described in this pricing supplement differ from, or are inconsistent with, the terms described in the product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the warrants and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the warrants and the owner of any beneficial interest in the warrants, amend the warrants to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the warrants involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the warrants.

Hypothetical Total Return on the Warrants at Expiration Per $1,000 Notional Amount of Warrants

The table and examples below illustrate hypothetical total returns at expiration per Notional Amount of warrants for a hypothetical range of performance of the Basket. The “total return” as used in the table below is calculated as (i) the Cash Settlement Value divided by the Issue Price, minus (ii) one, expressed as a percentage. The hypothetical total returns set forth below assume the warrants are purchased at an Issue Price of 8.25% of the Notional Amount or $82.50 per warrant. The hypothetical Cash Settlement Values and total returns set forth below are for illustrative purposes only. The actual Cash Settlement Value and total return applicable to a purchaser of the warrants will be based on the actual Issue Price (to be determined on the Trade Date) and the Final Basket Level. You should consider carefully whether the warrants are suited to your investment goals. Any payment at expiration is subject to our ability to pay our obligations as they become due. The numbers appearing in the table and examples below have been rounded for ease of analysis.

Basket Return	Initial Investment (Issue Price)	Cash Settlement Value	Total Return
100%	$82.50	$1,000	1112.12%
90%	$82.50	$900	990.91%
80%	$82.50	$800	869.70%
70%	$82.50	$700	748.48%
60%	$82.50	$600	627.27%
50%	$82.50	$500	506.06%
40%	$82.50	$400	384.85%
30%	$82.50	$300	263.64%
20%	$82.50	$200	142.42%
10%	$82.50	$100	21.21%
8.25%	$82.50	$82.50	0%
5%	$82.50	$50	−39.39%
0%	$82.50	$0	−100%
−10%	$82.50	$0	−100%
−20%	$82.50	$0	−100%
−30%	$82.50	$0	−100%
−40%	$82.50	$0	−100%
−50%	$82.50	$0	−100%
−60%	$82.50	$0	−100%
−70%	$82.50	$0	−100%
−80%	$82.50	$0	−100%
−90%	$82.50	$0	−100%
−100%	$82.50	$0	−100%

Hypothetical Examples of Amounts Payable at Expiration

The following examples illustrate how the Cash Settlement Values set forth in the table above are calculated.

Example 1: The level of the Basket increases by 50% from the Initial Basket Level to the Final Basket Level. Because the Final Basket Level is greater than the Initial Basket Level, the investor would receive a Cash Settlement Value at expiration on the warrants calculated as follows:

Cash Settlement Value = $1,000 × the Basket Return

     = $1,000 × 50%
     = $500

Example 2: The level of the Basket increases by 5% from the Initial Basket Level to the Final Basket Level. Because the Final Basket Level is greater than the Initial Basket Level, the investor would receive a Cash Settlement Value at expiration on the warrants calculated as follows:

Cash Settlement Value = $1,000 × the Basket Return

   = $1,000 × 5%
   = $50

Because the Final Basket Level is greater than the Initial Basket Level, but by less than 8.25%, the investor will lose $32.50 of the initial investment of $82.50 per warrant, which is equivalent to a loss of approximately 39.39%.

Example 3: The Final Basket Level is equal to the Initial Basket Level. Because the Final Basket Level is equal to the Initial Basket Level, the Basket Return is zero and the warrants expire worthless. Therefore, the investor will lose 100% of the initial investment of $82.50 per warrant.

Example 4: The level of the Basket decreases by 20% from the Initial Basket Level to the Final Basket Level. Because the Final Basket Level is less than the Initial Basket Level, the warrants expire worthless. Therefore, the investor will lose 100% of the initial investment of $82.50 per warrant.

Selected Risk Considerations

An investment in the warrants involves significant risks. Investing in the warrants is not equivalent to investing directly in the Basket Components. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

•	THE WARRANTS ARE A RISKY INVESTMENT AND MAY EXPIRE WORTHLESS – The warrants do not guarantee any return of your investment and are subject to considerable downside leverage. The return on the warrants at expiration is linked to the performance of the Basket Components and will depend on whether, and the extent to which, the Basket Return is positive or negative. If the Final Basket Level is less than or equal to the Initial Basket Level, the warrants will expire worthless and you will lose your entire investment. If the Final Basket Level is greater than the Initial Basket Level by less than 8.25% (to be determined on the Trade Date), you will lose a portion of your investment in the warrants because the Cash Settlement Value will be less than the Issue Price.

•	THE WARRANTS ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the warrants and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the warrants. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the warrants prior to expiration.

•	REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE WARRANTS, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS — Inflation may cause the real value of any payment you receive on the warrants to be less at expiration than it is at the time you invest. An investment in the warrants also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

•	CHANGES IN THE VALUES OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER — Movements in the level of the Basket Components may not correlate with each other. At a time when the value of one or more of the Basket Components increases, the level of the other Basket Components may not increase as much or may even decline. Therefore, in calculating the Basket Return, increases in the level of one or more of the Basket Components may be moderated, or more than offset, by lesser increases or declines in the level of the other Basket Components.

•	THE AVERAGING CONVENTION USED TO CALCULATE THE FINAL BASKET LEVEL COULD LIMIT RETURNS — Your investment in the warrants may not perform as well as an investment in an instrument that measures the point-to-point performance of the Basket from the Trade Date to the Final Valuation Date. Your ability to participate in the appreciation of the Basket, if any, may be limited by the 5-day-end-of-term averaging used to calculate the Final Basket Level, especially if there is a significant increase in the closing level of any of the Basket Components on the Final Valuation Date. Accordingly, you may not receive the benefit of the full appreciation of the Basket, if any, between the Trade Date and the Final Valuation Date.

•	THE INITIAL PUBLIC OFFERING PRICE OF THE WARRANTS MAY BE HIGHER THAN THAT OF SIMILAR OPTIONS – The initial public offering price of the warrants may be higher than the price of options on the Basket an investor might pay for a comparable listed option or in a private transaction.

•	THE WARRANTS ARE SUITABLE ONLY FOR INVESTORS WITH OPTIONS-APPROVED ACCOUNTS – We are requiring that warrants be sold only to investors with options−approved accounts. We suggest that investors considering purchasing warrants be experienced with respect to options and options transactions and reach an investment decision only after carefully considering, with their advisors, the suitability of the warrants in light of their particular circumstances. Warrants may not be suitable for persons dependent upon a fixed income, for individual retirement plan accounts or for accounts under the Uniform Transfers/Gifts to Minors Act. You should be prepared to sustain a total loss of your investment in the warrants.

•	THE WARRANTS ARE NOT STANDARDIZED OPTIONS ISSUED BY THE OPTIONS CLEARING CORPORATION – The warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the SEC. For example, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, purchasers of the warrants must look solely to us for performance of our obligations to pay the Cash Settlement Value, if any, upon the exercise of the warrants. The warrants are our unsecured contractual obligations and will rank equally with our other unsecured contractual obligations and with our unsecured and unsubordinated debt. In addition, the secondary market for the warrants, if any, is not expected to be as liquid as the market for OCC standardized options.

•	THE RETURN ON THE WARRANTS MAY BE LOWER THAN RETURN ON OTHER INVESTMENTS WITH A SIMILAR TERM — The warrants are not debt instruments and we will not pay interest on the warrants. You may receive less at expiration than you could have earned on ordinary interest-bearing debt securities with a similar term, including other of our debt securities, since the payment at expiration is based on the performance of the Basket. Because the payment due at expiration may be less than the amount originally invested in the warrants and may even be zero, the return on the warrants (i.e., the effective yield to the expiration date) may be negative and you may even lose your entire investment. Even if the return on the warrants is positive, the return may not be sufficient to compensate you for any loss in value due to inflation and other factors relating to the time value of money.

•	THE TIME REMAINING TO THE EXPIRATION DATE MAY ADVERSELY AFFECT THE VALUE OF THE WARRANTS — You will lose your entire investment if the Final Basket Level is less than or equal to the Initial Basket Level. This risk of losing your entire investment will reflect the nature of a warrant as an asset that tends to decline in value over time and that will be worthless if it is “out-of-the-money” when it is exercised. Assuming all other factors are held constant, the risk that the warrants will expire worthless will increase the more the level of the Basket falls below the Initial Basket Level and the shorter the time remaining until the expiration date. Therefore, the value of the warrants will reflect both the rise or decline in the level of the Basket and the time remaining to the expiration date, among other factors.

•	THE PROBABILITY THAT YOU WILL LOSE SOME OR ALL OF YOUR INVESTMENT WILL DEPEND ON THE VOLATILITY OF THE BASKET COMPONENTS — “Volatility” refers to the frequency and magnitude of changes in the levels of the Basket Components. The greater the expected volatility with respect to the Basket Components on the Trade Date, the higher the expectation as of the Trade Date that the level of the Basket could (i) decrease or (ii) increase less than 8.25% over the term of the warrants, indicating a higher expected risk of loss on the warrants. The terms of the warrants are set, in part, based on expectations about the volatility of the Basket Components as of the Trade Date. The volatility of the Basket Components can change significantly over the term of the warrants. The levels of the Basket Components could fall sharply, which could result in the warrants expiring worthless. You should be willing to accept the downside market risk of the Basket Components and the potential to lose your entire investment at expiration.

•	HEDGING AND TRADING ACTIVITY — While the warrants are outstanding, we or any of our affiliates may carry out hedging activities related to the warrants, including in the Basket Components or instruments related to the Basket Components. We or our affiliates may also trade in the Basket Components or instruments related to the Basket Components from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the warrants could adversely affect our payment to you at expiration.

•	THE ESTIMATED VALUE OF THE WARRANTS ON THE TRADE DATE MAY BE LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your warrants on the Trade Date (as determined by reference to our pricing models) may be significantly less than the original Price to Public. The Price to Public of the warrants includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the warrants and the cost of hedging our risks as issuer of the warrants through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the warrants. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the warrants (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the warrants in accordance with our valuation models. Our option valuation models are proprietary. They take into account factors such as interest rates, volatility and time to expiration of the warrants, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s valuation models may differ from other issuers’ valuation models, our estimated value at any time may not be comparable to estimated values of similar warrants of other issuers.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your warrants in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the warrants on the Trade Date. The estimated value of the warrants on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the warrants in the secondary market (if any exists) at any time. The secondary market price of your warrants at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your warrants will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your warrants to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your warrants may be lower than the price at which we may repurchase the warrants from such dealer.

We (or an affiliate) may initially post a bid to repurchase the warrants from you at a price that will exceed the then-current estimated value of the warrants. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The warrants are not designed to be short-term trading instruments and any sale prior to expiration could result in a substantial loss to you. You should be willing and able to hold your warrants to expiration.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the warrants and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the warrants.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the warrants, including acting as calculation agent, hedging our obligations under the warrants and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the warrants. Further, hedging activities may adversely affect any payment on or the value of the warrants. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the warrants, which creates an additional incentive to sell the warrants to you. We and/or our affiliates may also currently or from time to time engage in business with the Reference Share Issuers, including extending loans to, or making equity investments in, the Reference Share Issuers or providing advisory services to the Reference Share Issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Share Issuers and these reports may or may not recommend that investors buy or hold shares of the Basket Components. As a prospective purchaser of the warrants, you should undertake an independent investigation of the Reference Share Issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the warrants.

•	LACK OF LIQUIDITY — The warrants will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the warrants in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the warrants when you wish to do so. Because other dealers are not likely to make a secondary market for the warrants, the price at which you may be able to trade your warrants is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the warrants. If you have to sell your warrants prior to expiration, you may not be able to do so, or you may have to sell them at a substantial loss.

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE WARRANTS — In addition to the levels of the Basket Components, the value of the warrants may be influenced by factors such as:

•	market expectations as to future levels of the Basket Components;

•	interest and yield rates in the market generally;

•	the dividend rates on theBasket Components;

•	the expected and actual volatility of the Basket Components;

•	the expected and actual correlation, if any, between the Basket Components;

•	changes and adjustments made to the Basket Components;

•	investors’ expectations with respect to the rate of inflation;

•	events affecting companies engaged in the industries of the Reference Share Issuers;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Reference Share Issuers or markets generally and which may affect the levels of the Basket Components;

•	the time to expiration of the warrants; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your warrants prior to expiration. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	NO OWNERSHIP RIGHTS RELATING TO THE BASKET COMPONENTS — Your return on the warrants will not reflect the return you would realize if you actually owned shares of the Basket Components. The return on your investment is not the same as the total return based on the purchase of shares of the Basket Components.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the warrants, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to Basket Components.

•	ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for certain events affecting the Basket Components. However, an adjustment will not be required in response to all events that could affect the Basket Components. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the warrants may be materially and adversely affected. See “Description of the Warrants—Adjustments—Adjustments for equity securities of a reference share issuer” in the accompanying product supplement.

•	THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE WARRANTS ARE NOT CERTAIN — There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of instruments with terms that are substantially the same as those of the warrants. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the warrants, and the tax treatment described under “Material U.S. Federal Income Tax Considerations” is not binding on the IRS or any court. Thus, the U.S. federal income tax consequences of the warrants are not certain.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the warrants may be used in connection with hedging our obligations under the warrants through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the warrants (including on any Valuation Date) could adversely affect the value of the Basket Components and, as a result, could decrease the amount you may receive on the warrants at expiration. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

The Basket Components

Companies with securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”) are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Share Issuers pursuant to the Exchange Act can be located by reference to the SEC file numbers provided below.

According to its publicly available filings with the SEC, United Rentals, Inc. is an equipment rental company that operates throughout the United States and Canada. The common stock of United Rentals, Inc., par value $0.01 per share, is listed on the New York Stock Exchange. United Rentals, Inc.’s SEC file number is 001-14387 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Southwest Airlines Co. operates Southwest Airlines, a passenger airline that provides scheduled air transportation in the United States and near-international markets. The common stock of Southwest Airlines Co., par value $1 per share, is listed on the New York Stock Exchange. Southwest Airlines Co.’s SEC file number is 001-07259 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, The Home Depot, Inc. sells building materials, home improvement products and lawn and garden products. The common stock of The Home Depot, Inc., par value $0.05 per share, is listed on the New York Stock Exchange. The Home Depot, Inc.’s SEC file number is 001-08207 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, The Walt Disney Company is an entertainment company with operations in four business segments: Media Networks, Parks and Resorts, Studio Entertainment, and Consumer Products & Interactive Media.The common stock of The Walt Disney Company, par value $0.01 per share, is listed on the New York Stock Exchange. The Walt Disney Company’s SEC file number is 001-11605 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Costco Wholesale Corporation operates membership warehouses selling nationally branded and private-label products. The common stock of Costco Wholesale Corporation, par value $0.005 per share, is listed on the NASDAQ Global Select Market. Costco Wholesale Corporation’s SEC file number is 000-20355 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, AT&T Inc. is a telecommunications provider that offers services and products such as wireless communications, data/broadband and internet services, video services, local exchange services, long-distance services, telecommunications equipment, managed networking and wholesale services. The common shares of AT&T Inc., par value $1 per share, are listed on the New York Stock Exchange. AT&T Inc.’s SEC file number is 001-08610 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Comerica Incorporated is a financial services company operating three major business segments: the Business Bank, the Retail Bank, and Wealth Management. The common stock of Comerica Incorporated, par value $5 per share, is listed on the New York Stock Exchange. Comerica Incorporated’s SEC file number is 001-10706 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Starbucks Corporation is a marketer and retailer of specialty coffee. The common stock of Starbucks Corporation, par value $0.001 per share, is listed on the NASDAQ Global Select Market. Starbucks Corporation’s SEC file number is 000-20322 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Bank of America Corporation is a financial institution serving individual consumers, small- and middle-market businesses, institutional investors, large corporations and governments with a range of banking, investing, asset management and other financial and risk management products and services. The common stock of Bank of America Corporation, par value $0.01 per share, is listed on the New York Stock Exchange. Bank of America Corporation’s SEC file number is 001-06523 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Honeywell International Inc. manufactures aerospace products and services, control, sensing and security technologies for buildings, homes and industry, turbochargers, automotive products, specialty chemicals, electronic and advanced materials, process technology for refining and petrochemicals, and energy-efficient products and solutions for homes, business and transportation. The common stock of Honeywell International Inc., par value $1 per share, is listed on the New York Stock Exchange. Honeywell International Inc’s SEC file number is 001-08974 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Pioneer Natural Resources Company is an oil and gas exploration and production company that explores for, develops and produces oil, natural gas liquids and gas within the United States. The common stock of Pioneer Natural Resources Company, par value $0.01 per share, is listed on the New York Stock Exchange. Pioneer Natural Resources Company’s SEC file number is 001-13245 and can be accessed through www.sec.gov.

This pricing supplement relates only to the warrants offered hereby and does not relate to the Basket Components or other securities of the Reference Share Issuers. We have derived all disclosures contained in this pricing supplement regarding the Basket Components and the Reference Share Issuers from the publicly available documents described in the preceding paragraph. In connection with the offering of the warrants, neither we nor our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Reference Share Issuers.

Historical Information

The following graphs sets forth the historical performance of the Basket Components, as well as the Basket as a whole, based on the closing levels of the Basket Components from January 3, 2012 through October 4, 2017. The Basket graph sets forth the historical performance of the Basket from January 3, 2012 through October 4, 2017. The graph of the historical Basket performance assumes the Basket Level on October 4, 2017 was 100 and the Component Weightings were as specified on the cover of this pricing supplement. The closing level of the common stock of United Rentals, Inc. on October 4, 2017 was $140.75. The closing level of the common stock of Southwest Airlines Co. on October 4, 2017 was $58.38. The closing level of the common stock of The Home Depot, Inc. on October 4, 2017 was $165.29. The closing level of the common stock of The Walt Disney Company on October 4, 2017 was $100.55. The closing level of the common stock of Costco Wholesale Corporation on October 4, 2017 was $165.21. The closing level of the common shares of AT&T Inc. on October 4, 2017 was $39.50. The closing level of the common stock of Comerica Incorporated on October 4, 2017 was $75.30. The closing level of the common stock of Starbucks Corporation on October 4, 2017 was $53.93. The closing level of the common stock of Bank of America Corporation on October 4, 2017 was $25.71. The closing level of the common stock of Honeywell International Inc. on October 4, 2017 was $142.55. The closing level of the common stock of Pioneer Natural Resources Company on October 4, 2017 was $151.76. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Basket Components as an indication of future performance of the Basket Components or the warrants. Any historical trend in the levels of the Basket Components during any period set forth below is not an indication that the levels of the Basket Components are more or less likely to increase or decrease at any time over the term of the warrants.

For additional information about the Basket Components, see “The Basket Components” herein.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of a warrant that may be relevant to holders of warrants that acquire their warrants from us as part of the original issuance of the warrants. This discussion applies only to holders that hold their warrants as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•   a financial institution,

•   a mutual fund,

•   a tax-exempt organization,

•   a grantor trust,

•   in certain cases, a U.S. expatriate,

•   an insurance company,

•   a dealer or trader in warrants or foreign currencies,

•   a person (including traders in warrants) using a mark-to-market method of accounting,

•   a person who holds warrants as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•   an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the IRS has been sought as to the U.S. federal income tax consequences of the ownership and disposition of warrants, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the warrants, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of warrants that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds warrants, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding warrants, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the warrants.

Characterization of the Warrants

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. federal income tax purposes, of the warrants or securities with terms substantially identical to the warrants. However, although the matter is not free from doubt, under current law, in the opinion of Milbank, Tweed, Hadley & McCloy LLP, our special tax counsel (“Tax Counsel”), each warrant will be treated as an option for U.S. federal income tax purposes. Pursuant to the terms of the warrants, we and every holder of a warrant agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat a warrant as an option for U.S. federal income tax purposes. Prospective investors in the warrants should be aware, however, that no ruling has been sought from the IRS regarding the treatment of the warrants, and Tax Counsel’s opinion is not binding on the IRS or the courts. As a result, it is possible that the IRS could successfully assert a different position with respect to the characterization of the warrants as options, and the attendant U.S. federal income tax consequences.

The following discussion of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of the warrants is based upon the assumption that each warrant will be treated as an option for U.S. federal income tax purposes. If the warrants are not in fact treated as options for U.S. federal income tax purposes, then the U.S. federal income tax treatment of the purchase, ownership and disposition of the warrants could differ significantly from the treatment discussed below with the result that the timing and character of income, gain or loss recognized in respect of a warrant could differ significantly from the timing and character of income, gain or loss recognized in respect of a warrant had the warrants in fact been treated as options for U.S. federal income tax purposes. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the warrants for U.S. federal income tax or other tax purposes. Accordingly, Holders should consult their tax advisors concerning the tax treatment of holding the warrants.

Tax Treatment of the Warrants

In accordance with the agreed-upon tax treatment described above, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount the U.S. Holder realizes on the exercise, sale or other taxable disposition and the U.S. Holder’s tax basis in the warrant (generally its cost). Such gain or loss will be short-term capital gain or loss, except if the warrant has been held for more than one year at the time of its sale, exchange or settlement, or to the extent described below under “Passive Foreign Investment Company Rules.”

U.S. Holders who may have a position with respect to any of the underlying shares or the assets that may be reflected in the underlying index or indices should consult their tax advisors concerning the potential application of the straddle rules and the tax rules applicable to hedging transactions. This discussion does not address any tax consequences to a U.S. Holder who holds the warrants as part of a straddle or for whom the warrants may constitute a hedging transaction.

Other tax characterizations of the warrants are possible. For example, in the case of warrants linked to the positive performance of reference shares in a foreign corporation, the IRS might successfully assert that the underlying reference shares are those of a passive foreign investment company (“PFIC”) and that the warrants represent options to acquire shares of a PFIC. See “Passive Foreign Investment Company Rules” below. The IRS might also seek to treat the warrants as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the warrants would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the warrants for U.S. federal income tax or other tax purposes.

Passive Foreign Investment Company Rules

Under Code section 1298, a taxpayer who holds an option to acquire shares in a PFIC may be considered as owning stock in the PFIC, with the result that the gain arising from the redemption or taxable sale or exchange of the options would be recharacterized as ordinary income, and certain interest charges could be imposed with respect to any such recharacterized income. These rules may apply to the gain derived from the warrants if the warrants reference shares in a foreign corporation that is a PFIC. We do not intend to ascertain whether any underlying references shares of an issuer that is a PFIC. Accordingly, it is possible that an underlying references shares of an issuer that is a PFIC and, therefore, that warrants constitute an ownership interest in a PFIC. U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of the potential application of the PFIC rules.

Medicare Tax

Certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year. “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the warrants) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities). Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain. Any interest earned or deemed earned on the warrants and any gain on sale or other taxable disposition of the warrants will be subject to the Medicare Tax. If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of Medicare Tax to your income and gains in respect of your investment in the warrants.

Warrants Held Through Foreign Entities

Under certain sections of the “Hiring Incentives to Restore Employment Act” (the “Act”) commonly referred to as “FATCA” and Treasury Regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. “Withholdable payments” generally include (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. “Passthru payments” generally are withholdable payments and foreign passthru payments. To avoid becoming subject to the 30% withholding tax on payments to them, we and other foreign financial institutions may be required to report information to the IRS regarding the holders of the warrants and, in the case of holders who (1) fail to provide the relevant information, (2) are foreign financial institutions that have not agreed to comply with these information reporting requirements, or (3) hold the warrants directly or indirectly through such non-compliant foreign financial institutions, the relevant withholding agent may be required to withhold on a portion of payments under the warrants. The Act also requires withholding agents making withholdable payments to certain foreign entities that are not foreign financial institutions that do not disclose the name, address, and taxpayer identification number of any substantial United States owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

FATCA’s withholding regime generally will apply to (1) withholdable payments (other than gross proceeds of the type described above), (2) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2018, and (3) passthru payments made on or after the later of January 1, 2019 or the date that final regulations defining the term “foreign passthru payment” are published. The provisions of

FATCA discussed above generally will not apply to obligations (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that produce withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalent payments.

If you are, or hold your warrants through a foreign financial institution or foreign entity, or you otherwise fail to comply with information reporting and certification requirements necessary for an applicable withholding agent to determine your status for purposes of FATCA, a portion of any of the payments made to you that are withholdable payments may be subject to 30% withholding.

We are not required to pay any additional amounts if withholding is required under the Act or otherwise.

Non-U.S. Holders Generally

In the case of a holder of the warrants that is not a U.S. Holder and has no connection with the United States other than holding its warrants (a “Non-U.S. Holder”), subject to the discussion in the following section, payments made with respect to the warrants will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements (including the requirements discussed in the preceding section). Any gain realized upon the sale or other disposition of the warrants by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Gains effectively connected with a U.S. trade or business realized by a Non-U.S. Holder that is or is treated as a corporation for U.S. federal income tax purposes could be subject to an additional 30% branch profits tax (subject to reduction under an applicable treaty).

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the warrants should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

Section 871(m) of the Code and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States. Under Section 871(m) and applicable regulations, such payments generally will be subject to 30% U.S. withholding tax (subject to reduction under an applicable treaty). A “dividend equivalent” payment is (1) any payment of a substitute dividend made pursuant to a securities lending or sale-repurchase transaction that references the payment of a dividend from an underlying security, (2) any payment made pursuant to a notional principal contract (an “NPC”) described in Treasury Regulations section 1.871-15(d) (a “specified notional principal contract” or a “specified NPC”) that references the payment of a dividend from an underlying security, (3) any payment made pursuant to an equity-linked instrument (an “ELI”) described in Treasury Regulations section 1.871-15(e) (a “specified ELI”) that references the payment of a dividend from an underlying security, or (4) any other substantially similar payment.

An ELI is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, contingent payment debt instrument, or other contractual arrangement. An “underlying security” is any interest in an entity if a payment with respect to that interest could give rise to a U.S. source dividend, provided that, for this purpose an index referenced by an NPC or an ELI that satisfies the criteria listed in Treasury Regulations section 1.871-15(l)(3), is treated as a single security that is not an underlying security.

The Treasury Regulations will not apply to warrants issued prior to January 1, 2019 unless such warrants have a “delta” of one. Based on certain determinations made by us, in the opinion of our Tax Counsel, although not free from doubt, a Non-U.S. holder should not be subject to withholding under section 871(m) with respect to this issuance of warrants.

A warrant issued after December 31, 2018 will be subject to the final regulations and payments under any such warrant that explicitly or implicitly reference a dividend payment on an underlying (or any equity security component in an underlying) could be subject to withholding if the warrant has a delta equal to or greater than 0.80 with respect to such underlying or component or, if a warrant were treated as a complex contract under Treasury Regulations section 1.871-15(a)(14)(ii), it meets the substantially equivalence test described in Treasury Regulations section 1.871-15(h). Notwithstanding that warrants generally do not pass through dividends on underlyings (or equity securities that are components of an underlying), holders may receive the benefits of certain distributions under the facts described in the accompanying product supplement under “Description of the Warrants—Adjustments—Adjustments for equity securities of a reference share issuer” and under “Description of the Warrants—Adjustments—Adjustments for a reference fund”. Alternatively, the IRS may be able to argue that a payment on a warrant implicitly references a dividend on an underlying security. Any payment or portion thereof under the warrants determined to be a dividend equivalent payment will be withheld upon at the rate described earlier in this section.

Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of Section 871(m) of the Code and the regulations and whether payments or deemed payments on the warrants constitute dividend equivalent payments subject to withholding.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The warrants may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the warrants at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the warrants at death.

Information Reporting Regarding Specified Foreign Financial Assets

The Act and final regulations generally require individual U.S. Holders (“specified individuals”) with an interest in any “specified foreign financial asset” to file an annual report on new IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year. Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report.

The Act further requires that, to the extent provided in regulations, the filing requirements described shall also apply to certain domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets (“specified domestic entities”). Pursuant to final regulations, subject to certain exceptions, a domestic corporation or domestic partnership is a specified domestic entity for any taxable year if it is closely held (within the meaning of the regulations) by a specified individual and at least 50 percent of the corporation’s or partnership’s gross income for the taxable year is passive income or at least 50 percent of the assets held by the corporation or partnership for the taxable year are assets that produce or are held for the production of passive income. Subject to certain exceptions, a domestic trust is a specified domestic entity if the trust has one or more specified persons (within the meaning of the regulations) as a current beneficiary.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder or a specified domestic entity. Penalties apply to any failure to file IRS Form 8938. In the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the warrants (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Notwithstanding the foregoing, individual U.S. Holders will be subject to information reporting on a Form 1099-MISC with respect to the gross amount of cash settlement amounts.

Supplemental Plan of Distribution

Under the terms of distribution agreements with JPMS and JPMorgan Chase Bank, N.A., each dated as of November 17, 2009, JPMS and JPMorgan Chase Bank, N.A. will act as placement agents for the warrants. We or one of our affiliates will pay discounts and commissions of $3.30 per warrant to the placement agents. For additional information, see “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

We expect to deliver the warrants against payment for the warrants on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the warrants more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Credit Suisse